Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AN2 Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.00001 par value per share	457(a)	690,000	$15.00	$10,350,000	0.0000927	$960
	Total Offering Amounts					$10,350,000		$960
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$960 (2)
(1)

Represents only the additional number of shares being registered and includes 90,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-263295), as amended (the “Earlier Registration Statement”).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Earlier Registration Statement having a proposed maximum aggregate offering price of $73,600,000, which was declared effective by the Securities and Exchange Commission on March 24, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $10,350,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.